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Exhibit 99.1

[DIGIMARC LOGO]

EK Ranjit
Chief Financial Officer
Digimarc Corporation
503-495-4625
eranjit@digimarc.com

John Fread
Digimarc Public Relations
503-495-4557
 jfread@digimarc.com

Leslie Constans
Digimarc Public Relations
503-495-4568
 lconstans@digimarc.com

Miz Nakajima
The Weber Group for Digimarc
503-552-3735
 mnakajima@webershandwick.com

FOR IMMEDIATE RELEASE

Digimarc to Acquire Leading Supplier of US Drivers Licenses

ID systems division of Polaroid Corporation to become a wholly owned subsidiary of Digimarc

    TUALATIN, Ore.—Dec. 3, 2001—Digimarc Corporation (NASDAQ: DMRC), the world leader in digital watermarking solutions, is acquiring Polaroid Corporation's ID Systems business, headquartered in Bedford, Massachusetts. The ID Systems business is one of several business units within Polaroid Corporation and is operated as a separate division. The division produces 60 million secure personal identity cards per year, including the drivers licenses of 36 U.S. states and other government identification documents around the world. The purchase price for the acquisition is $56.5 million in cash plus the assumption of certain liabilities and expenses. The ID Systems business employs approximately 300 people, generates in excess of $50 million in annual revenue, and is profitable on a pro forma standalone basis.

    Digimarc was announced as the winning bidder for the ID Systems business in an auction conducted by Polaroid Corporation and other related debtor parties on November 29 and 30, 2001, pursuant to sale procedures approved by the United States Bankruptcy Court for the District of Delaware. The transaction is subject to the parties entering into a definitive agreement for the purchase of the assets and approval of the transaction by an order of the United States Bankruptcy Court for the District of Delaware, as well as expiration of applicable waiting periods pursuant to the Hart Scott Rodino antitrust review provisions. The ID Systems business will become Digimarc ID Systems, a wholly owned subsidiary of Digimarc Corporation.

    "The acquisition of Polaroid Corporation's ID Systems business has many significant benefits: financially, it will substantially increase Digimarc's revenues, improve cash flow, and accelerate our progress toward profitability. Strategically, the skill, experience, and expertise of the ID Systems business employees, and the company's technological leadership in ID card design and manufacturing, secure systems, biometrics, image-processing, materials science, chemistry, and systems integration, will broaden and enrich our product offerings and technology portfolio. The acquisition positions Digimarc as a global leader in identity systems, an area of security in which we've done considerable research and development for several years, and one in which there has been a surge in interest in the past few months. We intend to apply our patented digital watermarking technology to enhance the security and usefulness of drivers licenses and other products produced by our new ID Systems business, enhancing the value and competitive differentiation of ID Systems' products and substantially advancing the adoption of digital watermark applications," said Bruce Davis, Digimarc CEO.

    Davis further noted that "this acquisition is another building block in the continuous progress of our vision to create an inherent, persistent digital identity for all media content via digital watermarking that enables better protection of copyrights, increased security, and other benefits. It is a natural extension of our long-term relationships with leading central banks and security printers relating to deterring the use of personal computers in counterfeiting currency and other value documents, and complements our growing involvement in national defense and intelligence markets. The timing for this acquisition is very favorable, as concern about security of personal identification has escalated to unprecedented heights."

    The new Digimarc subsidiary will be headquartered in Bedford, Massachusetts, with a second facility located in Fort Wayne, Indiana. The new subsidiary will report to Digimarc's President and COO, Paul Gifford.

About Digimarc

    Digimarc Corp. (NASDAQ: DMRC), based in Tualatin, Ore., is the world leader in digital watermarking solutions. Digimarc's patented digital watermarking technology is used in a range of solutions for brand protection, brand management and security applications. The technology allows digital data to be embedded imperceptibly in traditional and digital media content including photographic or artistic images, movies, music, packaging, printed materials, promotional items, value documents, tickets and holograms, among others. The company continues to build a pervasive new communications platform by developing an increasing array of diverse product offerings. These offerings benefit a broad range of consumers, corporations and government institutions, enhancing the protection of copyrights, the security of value documents and the management of media and fostering integrated marketing and e-commerce for many goods and services. Digimarc's leading customers include creative professionals, major media companies and central banks.

    The company's offerings include the Digimarc MediaBridge/ / family of solutions for brand management and enhancement, and the Digimarc Excalibur/ / family of anti-counterfeiting and security solutions for brand and document protection. The MediaBridge family includes Digimarc ImageBridge/ /, a means to communicate copyrights in digital images, track the images on the Internet and facilitate online licensing and related e-commerce, as well as Digimarc MediaBridge/ / for Packaging and for Promotions, which offers a fundamentally new way for consumers to access the Internet using printed materials as direct portals to relevant destinations on the Internet. Digimarc's security family includes Digimarc Excalibur/ /, a group of complementary security products and services that help brand owners protect their products from counterfeiting or diversion, and an anti-counterfeiting system, developed in cooperation with a consortium of leading central banks that deters the use of personal computers in the counterfeiting of value documents. Digimarc is also a member of the Video Watermarking Group (VWM Group), which includes Hitachi, Macrovision, NEC, Philips, Pioneer and Sony, to provide video copy prevention and play control solutions for digital recording devices. In addition, Digimarc video watermarking technology is being licensed for innovative new applications, such as broadcast monitoring. Digimarc has more than 270 U.S. patents pending and 36 issued. Digimarc's vision is to have its watermarking technology become a standard feature of all media content. Please go to www.digimarc.com for more company information.

  Securities Safe Harbor

    This press release contains forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding the Polaroid Corporation's ID System business as well as financial and other benefits associated with its possible acquisition by Digimarc, are subject to certain assumptions, risks and uncertainties. Although Digimarc believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations or from historical results. Such risks and uncertainties are outlined in Digimarc's Annual Report on Form 10-K for 2000 and its most recent Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission. Digimarc is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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  Exhibit 99.1
Digimarc to Acquire Leading Supplier of US Drivers Licenses